EXHIBIT 99.1
DOLAN MEDIA COMPANY NAMES ARTHUR F. KINGSBURY
TO ITS BOARD OF DIRECTORS
MINNEAPOLIS, MINNESOTA — June 25, 2008 — Dolan Media Company (NYSE: DM), a leading provider of business information and professional services to the legal, financial and real estate sectors in the United States, today announced the election of Arthur F. Kingsbury to its board of directors.
James P. Dolan, chairman of the board, president and chief executive officer of Dolan Media, said Kingsbury’s career and talent made him an excellent addition to the board. “Art has had a brilliant career working with fast-growing media companies, especially ones that evolved into new media. His experience will be invaluable for us as we continue to build our company,” Dolan said, adding, “And he’s incredibly smart.”
Kingsbury, 60, has 35 years of experience in the media and communications fields. He was president and chief operating officer of VNU-USA, Inc., an American subsidiary of the Dutch-based VNU. Its U.S. operations included BPI Communications, the public companies database business Disclosure, Inc., and VNU Marketing Information Systems. Previously he was vice chairman and chief operating officer of BPI, a trade publisher whose titles included Billboard, Ad Week and The Hollywood Reporter.
His career included 19 years with Affiliated Publications, parent of The Boston Globe. From his start in Affiliated’s finance department, he eventually became executive vice president, chief financial officer and a member of its board. He began his career as a certified public accountant with Arthur Andersen & Co.
Currently Kingsbury serves on the board of HSW International, Inc. (NASDAQ: HSWI). He is a past director of three former public companies, NetRatings, Inc., McCaw Cellular and Affiliated Publications. He is also a past director for Babson College and the New England Medical Center.
“I am pleased to be joining such a dynamic organization and I look forward to working with Jim, the board of directors and the company’s management team,” Kingsbury said.
Safe Harbor Statement
This press release contains forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. The words “expect,” “believes,” “continue,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that may cause our actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. Please see “Risk Factors” contained in Item 1A of our annual report on Form 10-K filed with the SEC on March 28, 2008 and Item 1A of our quarterly report on Form 10-Q filed with the SEC on May 8, 2008, both available at the SEC’s web site at www.sec.gov, for a description of the risks, uncertainties and factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. You should not place undue reliance on any forward-looking statements. Except as required by federal securities law, we assume no obligation to update publicly or to revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
Investor Contact:
Haug Scharnowski
Director of Investor Relations, Dolan Media Company
haug.scharnowski@dolanmedia.com
612-317-9430